SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 17, 2008 (October 16, 2008)

Tri-S Security Corporation

(Exact name of registrant as specified in its charter)

Georgia	0-51148	30-0016962
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Royal Center One, 11675 Great Oaks Way, Suite 120, Alpharetta, Georgia	30022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (678) 808-1540

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 16, 2008, Tri-S Security Corporation (the “Company”) entered into a Director Designation Agreement (the “Agreement”) with Select Contrarian Value Partners, L.P., a holder of a 10% Convertible Promissory Note issued by the Company (the “Existing Note”) and a beneficial owner of greater than 5% of the Company’s common stock (“Select Contrarian”). Pursuant to the Agreement, the Company has agreed to: (i) increase the size of its Board of Directors (the “Board”) from four (4) to six (6) members, with the vacancies created by such increase to be apportioned among the Company’s director classes in accordance with applicable law; (ii) elect two (2) persons designated by Select Contrarian to fill the vacancies created by such increase (together, the “Designees”); (iii) give Select Contrarian the right to appoint one (1) Designee to serve on each of the committees of the Board; and (iv) use its reasonable efforts to cause the Board to continue to include the Designees on the Board until the Agreement terminates.

The Company is required to make these changes to the Board no later than two weeks after the Company’s receipt of notice from Select Contrarian, subject to the effectiveness of the Agreement. Notwithstanding the foregoing, the Company is not required to make any of these changes to the Board unless each of the Designees: (i) is “independent” for purposes of the NASDAQ Stock Market listing standards; (ii) agrees to resign from the Board effective on the date on which the Agreement terminates; and (iii) submits to the Company a written notice to such effect in connection with such Designee’s election to the Board. In addition, the Company is not required to appoint any Designee to any Board committee unless such Designee possesses the qualifications to so serve as required by the NASDAQ Stock Market listing requirements, the rules and regulations of the Securities and Exchange Commission (the “SEC”), and the provisions of the applicable committee charter.

The Agreement will become effective upon the completion of the exchange offer contemplated by the Company’s tender offer statement on Schedule TO, initially filed with the SEC on August 20, 2008, as amended (the “Exchange Offer”); provided, however, that Select Contrarian must tender its Existing Notes in the Exchange Offer. The Agreement will terminate at such time as (i) the Company has satisfied its obligations to Select Contrarian under the new promissory note to be issued to it by the Company upon completion of the Exchange Offer or (ii) Select Contrarian no longer holds such new note, whichever is earlier.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Company and Ronald G. Farrell, the Company’s Chief Executive Officer, have agreed to amend his employment agreement if the Exchange Offer is completed and Select Contrarian tenders its Existing Notes in the Exchange Offer. If these conditions are satisfied, Mr. Farrell’s employment agreement will be amended promptly after the completion of the Exchange Offer: (i) to reduce his annual salary by (a) 25% during the period from January 1, 2009 through June 30, 2009 and (b) 50% during the period from July 1, 2009 through June 30, 2010; and (ii) to provide a grant to Mr. Farrell of (a) 100,000 shares of the Company’s common stock on the date the amendment to his employment agreement is executed and (b) 81,406 shares of the Company’s common stock on January 1, 2009. Each of these grants, if made, shall vest in equal installments on April 1, 2009, July 1, 2009 and October 1, 2009 and shall be made under, and pursuant to the terms of, the Company’s 2004 Amended and Restated Stock Incentive Plan. Notwithstanding the foregoing, any reduction in Mr. Farrell’s annual salary shall not affect the calculation of bonus, severance or other amounts which Mr. Farrell is entitled to receive, and which are calculated with reference to Mr. Farrell’s “base salary”, under his employment agreement and such bonus, severance and other amounts will be calculated and made as if such reduction in Mr. Farrell’s annual salary had not occurred.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

TRI-S SECURITY CORPORATION

By:	/s/ Nicolas V. Chater
Nicolas V. Chater, Chief Financial Officer

Dated: October 17, 2008